Exhibit 99.1


Press Release                                           FOR IMMEDIATE RELEASE
                                                        ---------------------


                       PEOPLES COMMUNITY BANCORP, INC.
                  COMPLETES PFS BANCORP, INC. ACQUISITION


     Cincinnati, Ohio - (December 19, 2005) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., announced today that Peoples completed its acquisition of PFS Bancorp, Inc. and its wholly-owned subsidiary, Peoples Federal Savings Bank, Aurora, Indiana, effective December 16, 2005. This transaction will increase Peoples' assets by approximately $129.6 million and add three full service offices serving the Aurora, Vevay and Rising Sun, Indiana areas.

     On October 14, 2005, shareholders of PFS Bancorp approved the Agreement and Plan of Merger which provided for the merger of PFS Bancorp with and into a wholly-owned subsidiary of Peoples Community Bank.

     A notice and letter of transmittal will be delivered to former shareholders of PFS Bancorp advising them of the effective date of the merger and procedures for exchanging their stock certificates for $23.00 in cash.

     The shares of Peoples Community Bancorp, Inc. are traded on the NASDAQ National Market System under the symbol "PCBI".

     The Boards of Directors, Officers and Employees of Peoples Community Bancorp and PFS Bancorp express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and stockholders.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate nineteen full service offices in Warren, Butler and Hamilton Counties, Ohio and Dearborn, Ohio and Switzerland Counties, Indiana.



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Contact: Thomas J. Noe, Investor Relations
Telephone: (513) 870-3530